Exhibit 99.1
February 23, 2016
GenMark Reports Fourth Quarter and Full Year 2015 Results
Fourth Quarter Revenue increased 34% Versus Prior Year to $13.2 million
Fourth Quarter Gross Margin Increased to 64%, and XT-8 Installed Base Grew by 17 to 633
ePlex Production Capacity Increased to Support Upcoming European Launch
Additional Time Likely Required to Address Remaining ePlex Manufacturing Variability

CARLSBAD, Calif.-(BUSINESS WIRE)- GenMark Diagnostics, Inc. (Nasdaq:GNMK), a leading provider of automated, multiplex molecular diagnostic testing systems, today announced financial results for the fourth quarter and year ended December 31, 2015.

Revenue for the fourth quarter of 2015 was $13.2 million, an increase of 34% over the prior year period. Full year 2015 revenue grew to $39.4 million, an increase of 29% versus 2014. During the quarter, 17 additional XT-8 analyzers were placed in end-user laboratories, resulting in a total installed base of 633 analyzers within the U.S. market at year end.
Gross profit for the fourth quarter was $8.5 million, or 64% of revenue, compared with $6.0 million, or 61% of revenue in the same period of 2014. Full year 2015 gross profit was $24.1 million, or 61% of revenue.
“Our strong fourth quarter results concluded a remarkable year of robust revenue growth and improved profitability. This is a clear testament to the capability and effectiveness of our Operations and Commercial teams,” said Hany Massarany, President and Chief Executive Officer of GenMark. “We believe that we’re very close to launching ePlex in Europe. We’ve demonstrated with thousands of ePlex cartridges across multiple manufacturing lots that we are capable of achieving the required level of product performance and scale to support the European launch, and we’re confident that we will soon be able to successfully accomplish this important milestone. However, we will likely need additional time beyond the first quarter to address some remaining sources of manufacturing variability, which have become more evident with the recent doubling of manufacturing volume,” added Massarany.
Operating expenses for the fourth quarter of 2015 were $17.0 million compared to $14.7 million in the same period for 2014. The increase was mainly driven by Research and Development expenses as the Company continues to develop assays on the ePlex system. For the full year, 2015 operating expenses were $65.6 million, an increase of $9.1 million over 2014 primarily driven by Research and Development investment in ePlex.
Loss per share was $0.21 per share for the fourth quarter of 2015 compared to a loss of $0.21 per share in the same period of 2014. For the full year 2015, loss per share was $1.00.
The Company ended the year with $45.5 million in cash and cash equivalents and intends to continue utilizing its cash balances to invest in the global commercialization of the ePlex system. As previously announced, the Company also established a debt facility for up to $40 million to provide additional capital to launch ePlex internationally as well as domestically.
Business Outlook
For full year 2016, the Company expects revenue in the range of $47 to $51 million and Gross Margin in the range of 53-55%.
The Company will be hosting a conference call to discuss fourth quarter results in further detail and release 2016 guidance on Tuesday, February 23, 2016 starting at 4:30 p.m. Eastern Time. The conference call will be concurrently webcast. The link to the webcast will be available on the GenMark Diagnostics, Inc. website at www.genmarkdx.com under the investor relations section and will be archived for future reference. To listen to the conference call, please dial (877) 312-5847 (US/Canada) or (253) 237-1154 (International) and use the conference ID number 21688003 approximately five minutes prior to the start time.

ABOUT GENMARK DIAGNOSTICS\
GenMark Diagnostics (NASDAQ: GNMK) is a leading provider of automated, multiplex molecular diagnostic testing systems that detect and measure DNA and RNA targets to diagnose disease and optimize patient treatment. Utilizing GenMark's proprietary eSensor® detection technology, GenMark's eSensor XT-8™ system is designed to support a broad range of molecular diagnostic tests with a compact, easy-to-use workstation and self-contained, disposable test cartridges. The eSensor detection technology is also incorporated into GenMark's sample-to-answer system, ePlex™. For more information, visit  www.genmarkdx.com.

SAFE HARBOR STATEMENT
This press release includes forward-looking statements regarding events, trends and business prospects, which may affect our future operating results and financial position. Such statements, including, but not limited to, those regarding our future financial performance, the timely commercialization of our ePlex system, and the availability of future financing, are all subject to risks and uncertainties that could cause our actual results and financial position to differ materially. Some of these risks and uncertainties include, but are not limited to, our ability to successfully commercialize our ePlex system and its related test menu in a timely manner, constraints or inefficiencies caused by unanticipated acceleration and deceleration of customer demand, our ability to successfully expand sales of our product offerings outside the United States, and third-party payor reimbursement to our customers, as well as other risks and uncertainties described under the “Risk Factors” in our public filings with the Securities and Exchange Commission. We assume no responsibility to update or revise any forward-looking statements to reflect events, trends or circumstances after the date they are made.

GENMARK DIAGNOSTICS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except par value)

	As of December 31,
	2015	2014
Current assets
Cash and cash equivalents	$35,385	$36,855
Marketable securities	10,080	33,651
Accounts receivable, net of allowances of $2,727 and $2,702, respectively	6,847	4,889
Inventories	3,054	2,137
Prepaid expenses and other current assets	591	575
Total current assets	55,957	78,107
Non-current assets
Property and equipment, net	11,396	11,052
Intangible assets, net	2,376	1,870
Restricted cash	758	758
Other long-term assets	180	183
Total assets	$70,667	$91,970
Current liabilities
Accounts payable	$4,376	$5,111
Accrued compensation	3,861	5,187
Other current liabilities	2,352	1,995
Total current liabilities	10,589	12,293
Long-term liabilities
Deferred rent	1,257	1,445
Long-term debt	9,890	—
Other non-current liabilities	334	208
Total liabilities	22,070	13,946
Stockholders’ equity
Preferred stock, $0.0001 par value; 5,000 authorized, none issued	—	—
Common stock, $0.0001 par value; 100,000 authorized; 42,551 and 41,859 shares issued and outstanding as of December 31, 2015 and December 31, 2014, respectively	4	4
Additional paid-in capital	353,233	340,502
Accumulated deficit	(304,669)	(262,472)
Accumulated other comprehensive income (loss)	29	(10)
Total stockholders’ equity	48,597	78,024
Total liabilities and stockholders’ equity	$70,667	$91,970

GENMARK DIAGNOSTICS, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(In thousands, except per share data)

	Three Months Ended December 31		Twelve Month Ended December 31,
	2015	2014	2015	2014
Revenue	(Unaudited)	(Unaudited)
Product revenue	$13,085	$9,735	$39,029	$30,328
License and other revenue	101	91	382	266
Total revenue	13,186	9,826	39,411	30,594
Cost of revenue	4,688	3,827	15,317	13,127
Gross profit	8,498	5,999	24,094	17,467
Operating expenses
Sales and marketing	3,400	3,112	14,385	12,629
General and administrative	3,379	3,018	13,772	12,069
Research and development	10,180	8,526	37,472	31,823
Total operating expenses	16,959	14,656	65,629	56,521
Loss from operations	(8,461)	(8,657)	(41,535)	(39,054)
Other income (expense)
Interest income	25	37	125	244
Interest expense	(273)	(1)	(880)	(20)
Other income (expense)	(59)	27	133	(6)
Total other income (expense)	(307)	63	(622)	218
Loss before provision for income taxes	(8,768)	(8,594)	(42,157)	(38,836)
Income tax expense (benefit)	14	18	40	(573)
Net loss	$(8,782)	$(8,612)	$(42,197)	$(38,263)
Net loss per share, basic and diluted	$(0.21)	$(0.21)	$(1.00)	$(0.93)
Weighted average number of shares outstanding basic and diluted	42,429	41,569	42,157	41,346
Other comprehensive loss
Net loss	$(8,782)	$(8,612)	$(42,197)	$(38,263)
Foreign currency translation adjustments	(44)	—	(36)	—
Net unrealized losses on marketable securities, net of tax	17	(14)	(3)	(20)
Comprehensive loss	$(8,809)	$(8,626)	$(42,236)	$(38,283)

GENMARK DIAGNOSTICS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Years ended December 31,
	2015	2014	2013
Operating activities:
Net loss	$(42,197)	$(38,263)	$(33,643)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,405	2,656	2,530
Amortization of premiums on investments	180	702	314
Amortization of deferred debt issuance costs	285	—	—
Stock-based compensation	9,995	5,796	3,893
Provision for bad debt	25	—	2,721
Non-cash inventory adjustments	594	450	1,779
Gain on sale of investment in preferred stock	(223)	—	(1,392)
Elimination of cumulative foreign currency translation adjustments upon liquidation of foreign subsidiary	—	—	450
Impairment of intangible asset	—	—	1,624
Other non-cash adjustments	186	185	—
Changes in operating assets and liabilities:
Accounts receivable	(1,983)	(2,030)	(2,390)
Inventories	(1,286)	(229)	(1,313)
Prepaid expenses and other assets	(36)	(184)	(119)
Accounts payable	(757)	85	1,343
Accrued compensation	(458)	1,797	951
Other liabilities	355	(537)	(544)
Net cash used in operating activities	(31,915)	(29,572)	(23,796)
Investing activities
Change in restricted cash	—	—	585
Payments for intellectual property licenses	(550)	(350)	(882)
Purchases of property and equipment	(3,756)	(5,726)	(4,270)
Purchases of marketable securities	(22,646)	(28,054)	(76,190)
Proceeds from sales of marketable securities	223	7,497	6,643
Maturities of marketable securities	46,050	56,050	1,550
Net cash provided by (used in) investing activities	19,321	29,417	(72,564)
Financing activities
Proceeds from issuance of common stock	884	812	86,547
Costs incurred in conjunction with public offering	—	—	(5,510)
Principal repayment of borrowings	(22)	(56)	(766)
Costs associated with debt issuance	(718)	—	—
Proceeds from borrowings	10,000	—	166
Proceeds from stock option exercises	989	531	396
Net cash provided by financing activities	11,133	1,287	80,833
Effect of exchange rate changes on cash	(9)	—	—
Net increase (decrease) in cash and cash equivalents	(1,470)	1,132	(15,527)
Cash and cash equivalents at beginning of year	36,855	35,723	51,250
Cash and cash equivalents at end of year	$35,385	$36,855	$35,723
Non-cash investing and financing activities:
Transfer of systems from property and equipment into inventory	$225	$256	$575
Property and equipment costs incurred but not paid included in accounts payable	$146	$124	$603
Intellectual property acquisition included in accrued expenses	$800	$550	$450
Offering costs incurred but not paid included in other liabilities	$—	$—	$65
Supplemental cash flow information:
Cash paid for interest	$572	$20	$19
Cash received for interest	$305	$244	$403
Cash paid for income taxes, net	$10	$24	$21

GenMark Diagnostics, Inc.
Hany Massarany
President/Chief Executive Officer
760-448-4325

Source: GenMark Diagnostics, Inc.

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